Exhibit 99.1

NewsRelease

TC PipeLines, LP Reports 2009 Third Quarter Results

OMAHA, Nebraska – November 6, 2009 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership or PipeLP) today reported third quarter 2009 net income of $27.4 million or $0.65 per common unit (all amounts in U.S. dollars), a decrease of $0.9 million compared to $28.3 million or $0.72 per common unit, prior to recast, for the same period last year.

On July 1, 2009, the Partnership acquired North Baja Pipeline, LLC (North Baja) from a wholly owned subsidiary of TransCanada Corporation (TransCanada). The acquisition was accounted for as a transaction between entities under common control, whereby the Partnership’s historical financial information has been recast to include North Baja’s results for all periods presented. The $6.2 million contribution to net income, or $0.15 per common unit, from North Baja since the acquisition partially offset the lower equity income from Northern Border Pipeline Company (Northern Border or NBPC) in third quarter 2009 compared to the same period last year. Equity income from Northern Border decreased primarily as a result of the $16.1 million (Partnership share - $8.1 million) gain on sale of Bison Pipeline LLC (Bison) in 2008.

“The Partnership’s earnings and cash flows in the third quarter were solid as each of our natural gas pipeline systems performed well. While Northern Border remains challenged by the over supply of gas delivered into its market areas, the acquisition of North Baja in July enhances and diversifies the cash flows from our portfolio of pipeline investments,” said Russ Girling, chairman and chief executive officer of TC PipeLines GP, Inc. “Looking ahead, the Partnership remains well positioned for growth and is expected to play an ongoing role in the financing of TransCanada’s Cdn$22 billion capital program.”

Partnership cash flows decreased $1.2 million to $40.4 million for third quarter 2009 compared to $41.6 million, prior to recast, for the same period last year. North Baja provided $8.5 million in cash flows from operating activities since the acquisition, which partially offset the decreased cash distributions from Northern Border. In third quarter 2008, cash distributions from Northern Border included a $8.2 million special one-time distribution for the proceeds received in connection with the sale of Bison. Please see the Partnership Cash Flows section for more detail.

Cash distributions paid by the Partnership were $30.7 million or $0.73 per common unit in third quarter 2009, an increase of $2.9 million compared to $27.8 million or $0.705 per common unit for the same period last year.

Financial Highlights

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars except per common unit amounts)	2009	2008	2009	2008
Net income(1)	27.4	33.0	81.2	93.9
Net income prior to recast	27.4	28.3	72.9	81.1
Per common unit(2)	$0.65	$0.72	$1.78	$2.06
Partnership cash flows prior to recast(3)	40.4	41.6	117.2	121.5
Cash distributions paid	30.7	27.8	86.3	80.8
Cash distributions declared per common unit(4)	$0.730	$0.705	$2.165	$2.110
Weighted average common units outstanding (millions)	41.2	34.9	37.0	34.9
Common units outstanding at end of period (millions)	41.2	34.9	41.2	34.9

(1) Because North Baja was acquired from TransCanada, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include the acquired entity for all periods presented. The effect of recasting the Partnership’s consolidated financial statements to account for the common control transaction increased the Partnership’s net income by $4.7 million and $12.8 million for the three and nine months ended September 30, 2008, respectively, from amounts previously reported. In addition, the Partnership’s net income increased by $8.3 million for the six months ended June 30, 2009 from amounts previously reported.

(2) Net income per common unit is computed by dividing net income, after deduction of the general partner’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

Effective January 1, 2009, the Partnership adopted the provisions of Accounting Standards Codification (ASC) 260-10-55 Earnings Per Share – Overall – Implementation Guidance and Illustrations – Master Limited Partnerships. The retrospective application of ASC 260-10-55 has impacted the amount of net income allocated to the Incentive Distribution Rights (IDRs) held by the general partner. Previously, the net income allocated to the IDRs was based on the cash distribution paid in the period, and now it is based on the cash distribution declared for the period. This resulted in a reduction in the net income per common unit of nil and $0.02 for the three and nine months ended September 30, 2008, respectively.

(3) The effect of recasting the Partnership’s consolidated financial statements to account for the common control transaction increased Partnership cash flows by $5.2 million and $14.0 million for the three and nine months ended September 30, 2008, respectively, from amounts previously reported. In addition, Partnership cash flows increased by $9.7 million for the six months ended June 30, 2009 from amounts previously reported. Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(4) The Partnership’s 2009 third quarter cash distribution will be paid on November 13, 2009 to unitholders of record as of October 31, 2009.

Recent Developments

On July 1, 2009, the Partnership acquired North Baja from TransCanada and amended the IDRs held by TC PipeLines GP, Inc. by amending and restating the Agreement of Limited Partnership. The aggregate consideration of approximately $395 million provided to TransCanada included a combination of cash and the issuance of approximately 6.4 million common units. On a per unit basis, the transaction has been accretive to Partnership cash flows.

On October 22, 2009, the Board of Directors of TC PipeLines GP, Inc. declared the Partnership’s third quarter 2009 cash distribution in the amount of $0.73 per common unit, payable on November 13, 2009, to unitholders of record on October 31, 2009. This cash distribution is equivalent to the second quarter 2009 distribution and represents a 3.5 per cent increase from the third quarter 2008 distribution of $0.705 per common unit.

Great Lakes Gas Transmission Limited Partnership (Great Lakes or GLGT) has approximately 830 thousand dekatherms per day (MDth/d) of longhaul capacity under contract expiring on October 31, 2010 with its largest shipper, TransCanada. On November 3, 2009, Great Lakes and TransCanada renewed contracts for one year for 470 MDth/d of capacity, some at a slightly discounted rate, and agreed to provide other transportation services. The remaining approximate 360 MDth/d of capacity will expire October 31, 2010. Great Lakes will actively market and post the expiring capacity for shipper interest in early 2010.

Net Income
The following net income information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance:

The shaded areas in the tables below disclose the results from Great Lakes and Northern Border, representing 100 per cent of each entity's operations for the given period.

	For the three months ended September 30, 2009					For the three months ended September 30, 2008
(unaudited) (millions of dollars)	PipeLP	Other Pipes	Corp	GLGT	NBPC(1)	PipeLP	Other Pipes	Corp	GLGT	NBPC(1)
Transmission revenues	17.5	17.5	-	68.9	65.2	8.2	8.2	-	66.7	67.7
Operating expenses	(3.5)	(2.5)	(1.0)	(16.5)	(19.0)	(2.3)	(1.4)	(0.9)	(17.1)	(19.3)
	14.0	15.0	(1.0)	52.4	46.2	5.9	6.8	(0.9)	49.6	48.4
Depreciation	(3.7)	(3.7)	-	(14.7)	(15.6)	(1.8)	(1.8)	-	(14.7)	(15.3)
Financial charges, net and other	(6.6)	(1.0)	(5.6)	(8.1)	(9.1)	(7.7)	(1.1)	(6.6)	(8.0)	7.1
Michigan business tax	-	-	-	(1.3)	-	-	-	-	(1.2)	-
				28.3	21.5				25.7	40.2
Equity income	23.7	-	-	13.2	10.5	31.9	-	-	12.0	19.9
Net income prior to recast	27.4	10.3	(6.6)	13.2	10.5	28.3	3.9	(7.5)	12.0	19.9
North Baja's contribution prior to acquisition(2)	-	-	-	-	-	4.7	4.7	-	-	-
Net income(2)	27.4	10.3	(6.6)	13.2	10.5	33.0	8.6	(7.5)	12.0	19.9

	For the nine months ended September 30, 2009					For the nine months ended September 30, 2008
(unaudited) (millions of dollars)	PipeLP	Other Pipes	Corp	GLGT	NBPC(1)	PipeLP	Other Pipes	Corp	GLGT	NBPC(1)
Transmission revenues	34.1	34.1	-	220.4	193.9	23.3	23.3	-	213.9	212.8
Operating expenses	(10.2)	(5.1)	(5.1)	(49.6)	(55.8)	(6.8)	(3.7)	(3.1)	(45.9)	(57.5)
	23.9	29.0	(5.1)	170.8	138.1	16.5	19.6	(3.1)	168.0	155.3
Depreciation	(7.2)	(7.2)	-	(43.9)	(46.4)	(5.1)	(5.1)	-	(43.9)	(45.8)
Financial charges, net and other	(20.9)	(3.3)	(17.6)	(24.4)	(27.4)	(22.8)	(3.1)	(19.7)	(24.4)	(12.1)
Michigan business tax	-	-	-	(4.4)	-	-	-	-	(4.2)	-
				98.1	64.3				95.5	97.4
Equity income	77.1	-	-	45.6	31.5	92.5	-	-	44.4	48.1
Net income prior to recast	72.9	18.5	(22.7)	45.6	31.5	81.1	11.4	(22.8)	44.4	48.1
North Baja's contribution prior to acquisition(2)	8.3	8.3	-	-	-	12.8	12.8	-	-	-
Net income(2)	81.2	26.8	(22.7)	45.6	31.5	93.9	24.2	(22.8)	44.4	48.1

(1) The Partnership owns a 50 per cent general partner interest in Northern Border. Equity income from Northern Border includes amortization of a $10.0 million transaction fee paid to the operator of Northern Border at the time of the additional 20 per cent acquisition in April 2006.

(2) Because North Baja was acquired from TransCanada, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include the acquired entity for all periods presented.

The Partnership’s net income was $27.4 million in third quarter 2009, a decrease of $0.9 million compared to $28.3 million prior to recast in third quarter 2008. The $6.2 million contribution to net income from North Baja since the acquisition partially offset the lower equity income from Northern Border, which decreased primarily as a result of the $16.1 million (Partnership share - $8.1 million) gain on sale of Bison in 2008.

Equity income from Great Lakes increased $1.2 million to $13.2 million in third quarter 2009, compared to $12.0 million for the same period last year. The increase in equity income was primarily due to increased transmission revenues. Utilization of long-term firm contracts, some of which are priced at lower rates than during the same period last year, decreased significantly in third quarter 2009 compared to the same period last year; however, this had minimal impact on revenues. The sale of short-term services contributed to increased overall transmission revenues of $2.2 million in third quarter 2009 compared to the same period last year.

Equity income from Northern Border was $10.5 million in third quarter 2009, a decrease of $9.4 million compared to $19.9 million for the same period last year. The decrease in equity income was primarily due to a $16.1 million (Partnership share - $8.1 million) gain on sale of Bison in 2008. Excluding this gain, Northern Border’s net income decreased $2.6 million compared to the same period last year due to decreased transmission revenues. Northern Border’s transmission revenues decreased due to reduced system utilization. Northern Border continues to be negatively impacted by increased supply competition as a result of increased U.S. natural gas supplies being transported to the Mid-western and Eastern markets from new U.S. supply sources, including the Rockies Basin and southern shale gas, which is displacing demand for gas from traditional natural gas sources including the Western Canada Sedimentary Basin. Additionally, reduced overall demand for natural gas related to the current economic environment is affecting demand for Northern Border’s transportation.

Net income prior to recast from Other Pipes, which includes results from North Baja and Tuscarora Gas Transmission Company (Tuscarora), increased $6.4 million to $10.3 million in third quarter 2009 compared to $3.9 million for the same period last year. This increase is primarily due to the acquisition of North Baja which contributed $6.2 million to net income in third quarter 2009.

Costs at the Partnership level decreased by $0.9 million to $6.6 million in third quarter 2009 compared to the same period last year. This decrease is primarily due to decreased financial charges as a result of lower interest rates, partially offset by losses on interest rate derivatives.

Partnership Cash Flows
The Partnership uses non-GAAP financial measures ‘Partnership cash flows’ and ‘Partnership cash flows allocated to common units’ as financial performance measures. As the Partnership’s financial performance underpins the availability of cash flows to fund the cash distributions that the Partnership pays to its unitholders, the Partnership believes these are key measures of the available cash flows to its unitholders. The following Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance. Partnership cash flows and Partnership cash flows allocated to common units are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars except per common unit amounts)	2009	2008	2009	2008
Net income(1)	27.4	33.0	81.2	93.9
North Baja's contribution prior to acquisition(1)	-	(4.7)	(8.3)	(12.8)
Net income prior to recast	27.4	28.3	72.9	81.1
Add:
Cash distributions from Great Lakes(2)	19.8	19.3	54.0	55.0
Cash distributions from Northern Border(2)	11.8	22.6	58.5	72.0
Cash flows provided by North Baja's operating activities	8.5	-	8.5	-
Cash flows provided by Tuscarora's operating activities	6.9	7.2	18.9	17.3
	47.0	49.1	139.9	144.3
Less:
Equity income from investment in Great Lakes	(13.2)	(12.0)	(45.6)	(44.4)
Equity income from investment in Northern Border	(10.5)	(19.9)	(31.5)	(48.1)
North Baja's net income	(6.2)	-	(6.2)	-
Tuscarora's net income	(4.1)	(3.9)	(12.3)	(11.4)
	(34.0)	(35.8)	(95.6)	(103.9)
Partnership cash flows prior to recast	40.4	41.6	117.2	121.5
Partnership cash flows prior to recast allocated to general partner(3)	(0.7)	(3.2)	(7.1)	(9.4)
Partnership cash flows prior to recast allocated to common units	39.7	38.4	110.1	112.1
Cash flows provided by North Baja's pre-acquisition operating activities(1)	-	5.2	9.7	14.0
Cash distributions declared	(30.7)	(27.8)	(89.2)	(83.0)
Cash distributions declared per common unit(4)	$0.730	$0.705	$2.165	$2.110
Cash distributions paid	(30.7)	(27.8)	(86.3)	(80.8)
Cash distributions paid per common unit(4)	$0.730	$0.705	$2.140	$2.070
Weighted average common units outstanding (millions)	41.2	34.9	37.0	34.9

(1) Because North Baja was acquired from TransCanada, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include the acquired entity for all periods presented. To calculate recasted partnership cash flows, add partnership cash flows prior to recast and cash flows provided by North Baja's pre-acquisition operating activities.

(2) In accordance with the cash distribution policies of the respective pipeline assets, cash distributions from Great Lakes and Northern Border are based on their respective prior quarter financial results, except that the distribution paid by Northern Border in third quarter 2008 included a special distribution of $16.4 million (Partnership share - $8.2 million) related to the sale of Bison.

(3) Partnership cash flows prior to recast allocated to general partner represents the cash distributions declared to the general partner with respect to its two per cent interest plus an amount equal to incentive distributions. Prior to 2009, Partnership cash flows allocated to general partner were based on the cash distributions paid during the quarter to the general partner. As a result of the retrospective application of ASC 260-10-55, Partnership cash flows allocated to general partner in the third quarter of 2008 remained the same. Partnership cash flows allocated to the general partner for the nine months ended September 30, 2008 increased from $8.6 million to $9.4 million.

(4) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the general partner's allocation, by the number of common units outstanding. The general partner's allocation is computed based upon the general partner's two per cent interest plus an amount equal to incentive distributions.

Partnership cash flows decreased $1.2 million to $40.4 million for third quarter 2009 compared to $41.6 million, prior to recast, for the same period last year. North Baja provided $8.5 million in cash flows from operating activities since the acquisition, which partially offset the decreased cash distributions from Northern Border. Northern Border’s decreased distribution was primarily due to a special one-time distribution for the proceeds received in connection with the sale of Bison in 2008 and lower net income, partially offset by a reduction in maintenance capital expenditures.

The Partnership paid distributions of $30.7 million in third quarter 2009, an increase of $2.9 million compared to the same period in the prior year due to an increase in the number of common units outstanding, in addition to increases in quarterly per common unit distribution amounts. In third quarter 2009, proceeds from equity issuances of $80.0 million, including the general partner’s contribution to maintain its two per cent interest, were used to partially fund the acquisition of North Baja. The Partnership funded the balance of the acquisition cost with a $170.0 million draw on its revolving credit facility and cash on hand. During third quarter 2009, the Partnership also made an equity contribution of $38.0 million to Northern Border to partially fund the repayment of its $200.0 million of debt which matured on September 1, 2009.

Liquidity and Capital Resources
At September 30, 2009, the outstanding balance on the Partnership’s revolving credit facility was $203.0 million, with $47.0 million available for future borrowings, and the Partnership was in compliance with the covenants of the agreement. The interest rate incurred on the credit facility averaged 3.39 per cent for the three months ended September 30, 2009 after accounting for hedging activity. The Partnership views its core banking group as solid and has established a strong relationship with these institutions.

Conference Call
Analysts, members of the public, the media and other interested parties are invited to participate in a teleconference and audio webcast on Friday, November 6, 2009 at 11:00 a.m. (Central) and noon (Eastern). Mark Zimmerman, president of the general partner, will discuss third quarter 2009 financial results and general developments and issues concerning the Partnership followed by a question and answer session for the investment community and media.

To participate, please call (866) 225-0198. No pass code is required.

A replay of the conference call will also be available two hours after the conclusion of the call and until 11:00 p.m.(Central) and midnight (Eastern) on Friday, November 13, 2009, by dialing (800) 408-3053, then entering pass code 5265060#.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be available on the website.

Beginning in second quarter 2009, the Partnership will no longer be mailing a Quarterly Report on Form 10-Q to unitholders.  The Quarterly Report on Form 10-Q will be available through the Partnership’s website at www.tcpipelineslp.com.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership), North Baja Pipeline, LLC (100 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. North Baja is an 80-mile natural gas pipeline that extends from southwestern Arizona to a point on the California/Mexico border and connects with a natural gas pipeline system in Mexico. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada’s Gas Transmission Northwest System, to markets in Oregon, Northern California, and Northwestern Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statements to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the ability of Great Lakes and Northern Border to recontract their available capacity on competitive terms, the Partnership’s ability to identify and/or consummate accretive growth opportunities from TransCanada or others, the ability to access capital and credit markets with competitve rates and terms, operational decisions of Northern Border’s and Great Lakes’ operator, the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations, supply of natural gas in the Western Canada sedimentary basin and in competing basins, such as the Rocky Mountains, future demand for natural gas, overcapacity in the industry, success of other pipelines competing with Northern Border and Great Lakes by bringing competing U.S. sourced gas to Northern Border’s and Great Lakes’ markets, regulatory approvals and other project-related risks related to the construction of the Princeton lateral project, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2009.

Media Inquiries:	Cecily Dobson/Terry Cunha	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	Terry Hook	(877) 290-2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income
(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars except per common unit amounts)	2009	2008(1)	2009(1)	2008(1)

Equity income from investment in Great Lakes	13.2	12.0	45.6	44.4
Equity income from investment in Northern Border	10.5	19.9	31.5	48.1
Transmission revenues	17.5	17.4	51.1	47.6
Operating expenses	(3.5)	(3.7)	(13.3)	(10.2)
Depreciation	(3.7)	(3.6)	(11.0)	(10.2)
Financial charges, net and other	(6.6)	(9.0)	(22.7)	(25.8)
Net income	27.4	33.0	81.2	93.9

Pre-acquisition net income contribution from North Baja	-	(4.7)	(8.3)	(12.8)
Net income prior to recast	27.4	28.3	72.9	81.1

Net income allocation
Common units	26.8	25.1	66.1	71.7
General partner	0.6	3.2	6.8	9.4
	27.4	28.3	72.9	81.1

Net income per common unit	$0.65	$0.72	$1.78	$2.06

Weighted average common units outstanding (millions)	41.2	34.9	37.0	34.9

Common units outstanding, end of the period (millions)	41.2	34.9	41.2	34.9

Consolidated Condensed Balance Sheet
(unaudited)	September 30,	December 31,
(millions of dollars)	2009	2008(1)
ASSETS
Current assets	12.0	19.8
Investment in Great Lakes	696.2	704.5
Investment in Northern Border	531.2	514.8
Other assets	452.8	462.0
	1,692.2	1,701.1

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	6.7	9.0
Fair value of derivative contracts, including current portion and other	26.1	32.2
Long-term debt, including current portion	737.5	536.8
Due to North Baja's former parent	-	247.5
Partners' equity	921.9	875.6
	1,692.2	1,701.1

(1) Because North Baja was acquired from TransCanada, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include the acquired entity for all periods presented. The effect of recasting the Partnership’s consolidated financial statements to account for the common control transaction increased the Partnership’s net income by $4.7 million and $12.8 million for the three and nine months ended September 30, 2008, respectively, from amounts previously reported. In addition, the Partnership’s net income increased by $8.3 million for the six months ended June 30, 2009 from amounts previously reported.

Operating Results	Three months ended September 30,		Nine months ended September 30,
(unaudited)	2009	2008	2009	2008
Great Lakes
Volumes:
Gas delivered (million cubic feet)	149,222	195,244	565,428	606,106
Average throughput (million cubic feet per day)	1,622	2,122	2,071	2,212
Capital Expenditures (millions of dollars):
Maintenance	3.5	1.1	5.0	6.2
Northern Border
Volumes:
Gas delivered (million cubic feet)	160,739	164,283	471,396	526,806
Average throughput (million cubic feet per day)	1,774	1,813	1,754	1,961
Capital Expenditures (millions of dollars):
Maintenance	2.1	1.8	5.4	6.7
Growth	0.4	3.8	4.3	6.9
North Baja
Volumes:
Gas delivered (million cubic feet)	32,374	32,665	72,605	78,868
Average throughput (million cubic feet per day)	352	355	266	289
Capital Expenditures (millions of dollars):
Maintenance	-	0.3	-	0.3
Growth	0.4	4.5	1.6	26.2
Tuscarora
Volumes:
Gas delivered (million cubic feet)	8,499	6,124	24,040	21,688
Average throughput (million cubic feet per day)	92	67	88	79
Capital Expenditures (millions of dollars):
Maintenance	0.1	-	0.2	-
Growth	0.2	1.0	0.5	6.4